Exhibit 10.3

ARIBA, INC.

1999 DIRECTOR’S STOCK OPTION PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase Common Stock of Ariba, Inc. (the “Corporation”):

Name of Optionee:	Robert Johnson

Total Number of Shares Granted:	12,500

Type of Option:	Nonstatutory Stock Option

Exercise Price Per Share:	$12.58

Date of Grant:	January 24, 2005

Vesting Schedule:	This option becomes exercisable with respect to one-third(1/3rd) of the Shares subject to this option each year on the Date of Grant, subject to the Optionee’s continuing service to the Corporation.

Expiration Date:	January 23, 2015

By your signature below, you agree that this option is granted under and governed by the terms and conditions of the Stock Option Agreement, which is attached to and made a part of this document and the Corporation’s 1999 Directors’ Stock Option Plan (the “Plan”).

OPTIONEE:

Print Name

ARIBA, INC.

1999 DIRECTORS’ STOCK OPTION PLAN

STOCK OPTION AGREEMENT

Grant of Option	You have been granted an option as of the Grant Date to purchase up to the number of Shares of Common Stock specified in the Notice of Stock Option Grant.

Tax Treatment	This option is intended to be a nonstatutory option, not qualified under section 422 of the Internal Revenue Code.

Vesting	This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. No additional shares become exercisable after your service as an outside director of the Corporation (“Board Service”) has terminated for any reason.

Term	This option expires in any event on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Board Service terminates, as described below.)

Regular Termination	If your Board Service terminates for any reason, then this option will expire on the date 12 months after your termination date. The Corporation determines when your Board Service terminates for this purpose. This option shall immediately terminate and cease to be outstanding, at the time of your cessation of Board Service, with respect to any option shares for which the option is not otherwise at that time exercisable.

Death	If you die while in Board Service or within twelve (12) months after cessation of Board Service, then the option will expire on the date 12 months after the date of your cessation of Board Service. This option may be exercised to the extent then exercisable by your beneficiary, if you have designated one, the personal representative of your estate or by the person to whom the option is transferred pursuant to your will or by the laws of descent and distribution.

Change in Control	In the event of a Change in Control, then the vesting of this option will automatically accelerate so that this option will, immediately before the effective date of the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to this option. This option will terminate if not assumed by the successor corporation (or its parent) in connection with the Change in Control.

Change in Control is defined in the Corporation’s 1999 Director’s Stock Option Plan.

Restrictions on Exercise	The Corporation will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise	When you wish to exercise this option, you must notify the Corporation by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Corporation or its representative.

If someone else wants to exercise this option after your death, that person must prove to the Corporation’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the option exercise price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

•      Your personal check, a cashier’s check or a money order.

•      Certificates for shares of Common Stock that you own, along with any forms needed to effect a transfer of those shares to the Corporation. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Common Stock, you may attest to the ownership of those shares on a form provided by the Corporation and have the same number of shares subtracted from the option shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Common Stock in payment of the exercise price if your action would cause the Corporation to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

•      Irrevocable directions to a securities broker approved by the Corporation to sell all or part of your option shares and to deliver to the Corporation from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by the Corporation.

Withholding Taxes	You will not be allowed to exercise this option unless you make arrangements acceptable to the Corporation to pay any withholding taxes that may be due as a result of the option exercise.

Restrictions on Resale	By signing this Agreement, you agree not to sell any option shares at a time when applicable laws, Corporation policies or an agreement between the Corporation and its underwriters prohibit a sale. This restriction will apply as long as you are in Board Service and for such period of time following your cessation of Board Service as the Corporation may specify.

Market Stand-off	In connection with any underwritten public offering by the Corporation of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, you agree that you will not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any shares acquired under this option without the prior written consent of the Corporation or its underwriters. This market stand-off restriction shall be in effect for such period of time following the offering as may be requested by the Corporation or its underwriters up to a maximum of 120 days for an initial underwritten public offering and 180 days for any other underwritten public offering, but shall terminate two years after the date of the Corporation’s initial public offering. The Corporation may impose stop-transfer instructions with respect to the shares acquired under this option.

Transfer of Option	Before your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or by a beneficiary designation.

Regardless of any marital property settlement agreement, the Corporation is not obligated to honor a notice of exercise from your former spouse, nor is the Corporation obligated to recognize your former spouse’s interest in your option in any other way.

No Impairment of Rights	Nothing in this option or in the Plan shall interfere with or otherwise restrict in any way the rights of the Corporation and the Corporation’s stockholders to remove you from the Board at any time in accordance with the provisions of applicable law.

Stockholder Rights	You, or your estate or heirs or beneficiaries, have no rights as a stockholder of the Corporation until you have exercised this option by giving the required notice to the Corporation and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Corporation’s 1999 Directors’ Stock Option Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Common Stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Corporation’s 1999 Directors’ Stock Option Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Corporation’s 1999 Directors’ Stock Option Plan is incorporated in this Agreement by reference.

This Agreement and the Corporation’s 1999 Directors’ Stock Option Plan constitute the entire understanding between you and the Corporation regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE NOTICE OF STOCK OPTION GRANT, YOU AGREE TO ALL OF THE

TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE CORPORATION’S 1999

DIRECTORS’ STOCK OPTION PLAN.